GNC Holdings, Inc. Reports Second Quarter 2017 Results

•	Reported second quarter diluted EPS of $0.23 and excluding non-cash impairment charges, adjusted EPS of $0.41

•	Transaction growth continues throughout second quarter, up 12.3% with quarterly sequential improvement in same store sales, which decreased 0.9%

•	7.3 million members enrolled in the myGNC Rewards loyalty program as of June 30, 2017

PITTSBURGH, July 27, 2017 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $641.0 million in the second quarter of 2017, compared with consolidated revenue of $673.2 million for the second quarter of 2016.

Same store sales decreased 0.9% in domestic company-owned stores (including GNC.com sales) in the second quarter of 2017. In domestic franchise locations, same store sales decreased 1.1%.

For the second quarter of 2017, the Company reported net income of $15.7 million compared with $64.0 million in the prior year quarter. Diluted earnings per share ("EPS") was $0.23 for the second quarter of 2017 compared with $0.94 in the prior year quarter. Excluding non-cash long-lived asset impairment charges in the current quarter and gains on refranchising in the prior year quarter, adjusted EPS was $0.41 and $0.79 in the three months ended June 30, 2017 and 2016, respectively.

“We made good progress in the second quarter, and our investments in pricing, loyalty and improving the customer experience continued to deliver positive results,” said interim CEO, Bob Moran. “For the second quarter in a row, we saw meaningful transaction growth, improvement in our dot.com business and increased enrollment in our loyalty programs. We believe this business is headed in the right direction, and we remain focused on execution and sales growth."

Update on One New GNC

•	Transaction growth continued in the second quarter, up 12.3%, resulting in sequential quarterly improvement in same store sales.

•	As of the end of the second quarter of 2017, 7.3 million consumers had joined the myGNC Rewards Program and there were approximately 237,000 PRO Access members.

•	As an element of the Company's omnichannel strategy, early in 2017, the Company launched a GNC storefront on Amazon which continues to exceed the Company's expectations.

Long-Lived Asset Impairments

During the quarter, the Company recorded a pre-tax non-cash impairment of goodwill and other long-lived assets associated with its Lucky Vitamin e-commerce business totaling $19.4 million. Combined with the related tax benefit of $7.2 million, the resulting net after tax impact was $12.2 million, a reduction of $0.18 per diluted share in the current quarter.

Segment Operating Performance

U.S. & Canada
Revenues in the U.S. and Canada segment decreased $27.5 million, or 4.8%, to $543.4 million for the three months ended June 30, 2017 compared with $570.9 million in the prior year quarter. E-commerce sales were approximately 9.5% of U.S. and Canada revenue in each of the quarters ended June 30, 2017 and 2016. The decrease in revenue compared with the prior year quarter was primarily due to a $15.1 million decrease associated with the discontinuation of the Gold Card Member Pricing program in domestic corporate and franchise stores and the introduction of the

Company’s new loyalty programs and a decrease of $6.3 million due to the timing of shipments from our annual franchise conference, which occurred later in June compared with the prior year quarter. In addition, the impact of negative same store sales for company-owned stores, GNC.com, franchise locations and Canada contributed to the decrease in revenue in the current quarter.
Operating income decreased $72.0 million to $32.5 million for the three months ended June 30, 2017 compared with $104.5 million for the same period in 2016. Excluding the non-cash impairment charges of $19.4 million in the current quarter described above and gains on refranchising in the prior year quarter of $16.9 million, operating income was $51.9 million in the current quarter or 9.5% of segment revenue compared with $87.7 million in the prior year quarter or 15.4% of segment revenue. The decrease compared with the prior year quarter was primarily due to lower domestic retail product margin rate resulting from the impact of pricing and loyalty program changes associated with the One New GNC, the latter of which includes the impact of the discontinuation of the Gold Card Member Pricing program in the U.S., partially offset by higher vendor funding. Also contributing to the decrease was higher marketing expense of $4.2 million related to incremental online advertising, higher salaries and benefits of $5.2 million and expense deleverage associated with negative same store sales.

International

Revenues in the International segment increased $0.5 million, or 1.3%, to $43.6 million in the current quarter compared with $43.1 million in the prior year quarter. Revenues from the China business increased by $3.6 million in the current quarter compared with the prior year quarter, partially offset by a decrease in revenues from international franchisees of $3.1 million. The decrease in revenue from international franchisees in the current quarter was primarily due to the impact of a decrease in retail same store sales of 1.9% and $4.0 million of sales recognized in the prior year quarter associated with the timing of shipments resulting from the annual franchise conference.

Operating income increased $2.0 million, or 14.3%, to $15.6 million for the three months ended June 30, 2017 compared with $13.6 million in the prior year quarter. Operating income was 35.8% of segment revenue in the current quarter compared with 31.7% in the prior year quarter. The increase in operating income rate was due to an increase in product margin rate primarily associated with a higher mix of proprietary sales as well as the comparative effect of a bad debt allowance associated with a franchisee that was recorded in the prior year quarter.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $5.3 million, or 8.9%, to $53.9 million for the three months ended June 30, 2017 compared with $59.2 million in the prior year quarter. Third-party contract manufacturing sales decreased $1.0 million, or 3.0%, to $32.7 million for the three months ended June 30, 2017 compared with $33.7 million in the prior year quarter. Sales to wholesale partners decreased $4.3 million, or 16.6% from $25.5 million in the prior year quarter to $21.2 million in the current quarter. Intersegment sales decreased $0.6 million from $56.6 million in the prior year quarter to $56.0 million in the current quarter.

Operating income was $17.9 million in each of the quarters ended June 30, 2017 and 2016, and as a percentage of segment revenue was 16.3% and 15.5%, respectively.

Year-to-Date Performance

For the first six months of 2017, the Company reported consolidated revenue of $1,285.8 million, a decrease of 4.2% compared with consolidated revenue of $1,342.1 million for the first six months of 2016. Revenue in the U.S. & Canada segment decreased 4.3%, revenue in the International segment increased 3.9%, and revenue in the Manufacturing / Wholesale segment decreased 8.8%, excluding intersegment sales.

For the first six months of 2017, the Company reported net income of $39.5 million, compared with net income of $114.8 million for the first six months of 2016. EPS was $0.58 for the first six months of 2017, compared with $1.62 in the first six months of 2016. Excluding long-lived asset impairment charges and a legal charge in the current year period and gains on refranchising in the current and prior year periods, adjusted EPS was $0.77 in the six months ended June 30, 2017 compared with $1.48 in the six months ended June 30, 2016.

Operating Metrics

As of June 30, 2017, the Company had 3,506 corporate stores in the U.S. and Canada, 1,138 domestic franchise locations, 2,378 Rite Aid franchise store-within-a-store locations and 1,946 international locations. The Company now has 8,968 store locations worldwide.

For the first six months of 2017, the Company generated net cash from operating activities of $72.9 million and invested $20.4 million in capital expenditures. The Company generated free cash flow of $54.2 million (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions except for store acquisitions). As of June 30, 2017, the Company’s cash and cash equivalents were $52.0 million, long-term debt was $1.5 billion and the Company had $163.1 million available under the Revolving Credit Facility.

Conference Call

GNC has scheduled a live webcast to report its second quarter 2017 financial results on July 27, 2017 at 8:30 a.m. Eastern time. To participate on the live call listeners in North America may dial (888) 312-9837 and international listeners may dial (719) 785-1760; the conference identification number for all callers is 1670058. In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through August 27, 2017.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

GNC connects customers to their best selves by offering a premium assortment of heath, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of June 30, 2017, GNC had approximately 9,000 locations, of which approximately 6,800 retail locations are in the United States (including 2,378 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company's products; costs of compliance and any failure on management's part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; or failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Same store sales for company-owned stores include point-of-sale retail sales from all domestic stores which have been operating for twelve full months following the opening period. The Company is an omnichannel retailer with capabilities that allow a customer to use more than one channel when making a purchase, including in-store and through e-commerce channels which include its wholly-owned website GNC.com and third party websites (the sales from which are included in the GNC.com business unit) where product assortment and price are controlled by the Company, in which purchases are fulfilled by direct shipment to the customer from one of the Company's distribution facilities as well as third party e-commerce vendors. In-store sales are reduced by sales originally consummated online or through mobile devices and subsequently returned in-store. Sales of membership programs, including the new PRO Access loyalty program and former Gold Card program, which is no longer offered in the U.S., as well as the net change in the deferred points liability associated with the myGNC Rewards program, are excluded from same store sales.

Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. Corporate stores are included in same store sales after the thirteenth month following a relocation or conversion to a company-owned stores.

The Company also provides retail comparable same stores sales of its franchisees as well as its Canada business if meaningful to current results. While retail sales of franchisees are not included in the Company's consolidated financial statements, the metric serves as a key performance indicator for its franchisees, which ultimately impacts wholesale sales and royalties and fees received from franchisees. The Company computes same store sales for its franchisees and Canada business consistent with the description of corporate same store sales above. Same store sales for international franchisees and Canada exclude the impact of foreign exchange rate changes relative to the U.S. dollar.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, adjusted to exclude impairment charges on long-lived assets, gains on refranchising and certain other expenses as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(unaudited)
Revenue	$640,994	$673,218	$1,285,832	$1,342,123
Cost of sales, including warehousing, distribution and occupancy	428,271	434,520	860,138	867,580
Gross profit	212,723	238,698	425,694	474,543
Selling, general, and administrative	154,033	138,984	314,614	282,056
Gains on refranchising	—	(16,885)	(154)	(17,900)
Long-lived asset impairments	19,356	—	19,356	—
Other (income) loss, net	(486)	375	(1,495)	98
Operating income	39,820	116,224	93,373	210,289
Interest expense, net	16,067	15,275	31,961	29,718
Income before income taxes	23,753	100,949	61,412	180,571
Income tax expense	8,092	36,921	21,901	65,728
Net income	$15,661	$64,028	$39,511	$114,843
Earnings per share:
Basic	$0.23	$0.94	$0.58	$1.63
Diluted	$0.23	$0.94	$0.58	$1.62
Weighted average common shares outstanding:
Basic	68,287	68,176	68,267	70,627
Diluted	68,362	68,303	68,331	70,760

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share data)

	Three months ended June 30,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(unaudited)
Reported	$15,661	$0.23	$64,028	$0.94
Gains on refranchising	—	—	(16,885)	(0.25)
Long-lived asset impairments	19,356	0.28	—	—
Tax effect	(7,176)	(0.10)	6,643	0.10
Adjusted	$27,841	$0.41	$53,786	$0.79

Weighted average diluted common shares outstanding	68,362		68,303

	Six months ended June 30,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(unaudited)
Reported	$39,511	$0.58	$114,843	$1.62
Gains on refranchising	(154)	—	(17,900)	(0.25)
Legal charge	2,097	0.03	—	—
Long-lived asset impairments	19,356	0.28	—	—
Tax effect	(7,881)	(0.12)	7,655	0.11
Adjusted	$52,929	$0.77	$104,598	$1.48

Weighted average diluted common shares outstanding	68,331		70,760

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales

	2017		2016
	Q1 3/31	Q2 6/30	Q1 3/31	Q2 6/30
Total same store sales	(3.9)%	(0.9)%	(2.3)%	(3.9)%
Drivers of same store sales:
Number of transactions	9.3%	12.3%	(4.1)%	(5.5)%
Average transaction amount	(12.1)%	(11.8)%	1.8%	1.7%
Contribution to same store sales:
Domestic retail same store sales	(3.6)%	(0.5)%	(1.9)%	(3.4)%
GNC.com contribution to same store sales	(0.3)%	(0.4)%	(0.4)%	(0.5)%
Total Same Store Sales	(3.9)%	(0.9)%	(2.3)%	(3.9)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)
Current assets:
Cash and cash equivalents	$51,999	$34,464
Receivables, net	114,814	129,178
Inventory	574,651	583,212
Prepaid and other current assets	36,820	39,400
Total current assets	778,284	786,254
Long-term assets:
Goodwill	165,037	176,062
Brand name	720,000	720,000
Other intangible assets, net	103,265	111,229
Property, plant and equipment, net	216,957	232,292
Other long-term assets	27,571	30,005
Total long-term assets	1,232,830	1,269,588
Total assets	$2,011,114	$2,055,842
Current liabilities:
Accounts payable	$136,270	$179,933
Current portion of long-term debt	—	12,562
Deferred revenue and other current liabilities	106,464	115,171
Total current liabilities	242,734	307,666
Long-term liabilities:
Long-term debt	1,509,760	1,527,891
Deferred income taxes	253,588	259,203
Other long-term liabilities	56,247	56,129
Total long-term liabilities	1,819,595	1,843,223
Total liabilities	2,062,329	2,150,889
Stockholders’ deficit:
Common stock	114	114
Additional paid-in capital	925,149	922,687
Retained earnings	755,968	716,198
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(7,097)	(8,697)
Total stockholders’ deficit	(51,215)	(95,047)
Total liabilities and stockholders’ deficit	$2,011,114	$2,055,842

The Company reclassified $12.9 million of deferred income taxes within "Total Current Assets" to deferred income taxes within "Total Long-Term Liabilities" at December 31, 2016 to conform to the current year presentation in connection with the adoption of Accounting Standards Update 2015-17, which requires an entity to classify deferred tax assets and liabilities as noncurrent on the balance sheet.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Six months ended June 30,
	2017	2016
	(unaudited)
Cash flows from operating activities:
Net income	$39,511	$114,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	30,854	28,209
Amortization of debt costs	6,602	6,245
Stock-based compensation	2,709	2,949
Long-lived asset impairments	19,356	—
Gains on refranchising	(154)	(17,900)
Changes in assets and liabilities:
Decrease in receivables	13,227	15,121
Decrease (Increase) in inventory	11,073	(53,073)
Decrease (Increase) in prepaid and other current assets	2,710	(11,715)
(Decrease) Increase in accounts payable	(38,607)	36,751
(Decrease) Increase in deferred revenue and accrued liabilities	(14,840)	6,558
Other operating activities	409	2,901
Net cash provided by operating activities	72,850	130,889

Cash flows from investing activities:
Capital expenditures	(20,397)	(20,809)
Refranchising proceeds	2,160	1,831
Store acquisition costs	(432)	(1,395)
Net cash used in investing activities	(18,669)	(20,373)

Cash flows from financing activities:
Borrowings under revolving credit facility	151,000	182,000
Payments on revolving credit facility	(147,000)	(40,000)
Payments on term loan facility	(40,853)	(2,275)
Debt issuance costs	—	(1,712)
Proceeds from exercise of stock options	—	305
Gross excess tax benefit from stock-based compensation	—	156
Minimum tax withholding requirements	(247)	(622)
Cash paid for treasury stock	—	(229,169)
Dividends paid to shareholders	—	(27,974)
Net cash used in financing activities	(37,100)	(119,291)

Effect of exchange rate changes on cash and cash equivalents	454	533
Net increase (decrease) in cash and cash equivalents	17,535	(8,242)
Beginning balance, cash and cash equivalents	34,464	56,462
Ending balance, cash and cash equivalents	$51,999	$48,220

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Six months ended June 30,
	2017	2016
	(unaudited)

Net cash provided by operating activities	$72,850	$130,889
Capital expenditures	(20,397)	(20,809)
Refranchising proceeds	2,160	1,831
Store acquisition costs	(432)	(1,395)
Free cash flow	$54,181	$110,516

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(unaudited)
Revenue:
U.S. and Canada	$543,418	$570,943	$1,096,339	$1,145,543
International	43,631	43,077	83,048	79,919
Manufacturing / Wholesale:
Intersegment revenues	56,000	56,556	117,298	119,587
Third-party	53,945	59,198	106,445	116,661
Subtotal Manufacturing / Wholesale	109,945	115,754	223,743	236,248
Total reportable segment revenues	696,994	729,774	1,403,130	1,461,710
Elimination of intersegment revenues	(56,000)	(56,556)	(117,298)	(119,587)
Total revenue	$640,994	$673,218	$1,285,832	$1,342,123
Operating income:
U.S. and Canada	$32,461	$104,549	$82,606	$190,850
International	15,605	13,649	30,140	26,752
Manufacturing / Wholesale	17,927	17,891	34,484	36,324
Total reportable segment operating income	65,993	136,089	147,230	253,926
Unallocated corporate costs and other	(26,173)	(19,865)	(53,857)	(43,637)
Total operating income	$39,820	$116,224	$93,373	$210,289

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Six months ended June 30,
	2017	2016
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,513	3,584
Store openings	36	30
Acquired franchise stores(b)	33	10
Franchise conversions(c)	(1)	(90)
Store closings	(75)	(28)
End of period balance	3,506	3,506
Domestic Franchise:
Beginning of period balance	1,178	1,084
Store openings	13	13
Acquired franchise stores(b)	(33)	(10)
Franchise conversions(c)	1	90
Store closings	(21)	(14)
End of period balance	1,138	1,163
International(d):
Beginning of period balance	1,973	2,095
Store openings	45	43
Store closings	(72)	(63)
End of period balance	1,946	2,075
Store-within-a-store (Rite Aid):
Beginning of period balance	2,358	2,327
Store openings	26	19
Store closings	(6)	(3)
End of period balance	2,378	2,343
Total Stores	8,968	9,087
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland (The Health Store) and China.

Contacts:
Investors:    Matt Milanovich, Senior Director - Investor Relations, Analysis & Strategy , (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com